Exhibit 99.1

Press Release	Source: Corautus Genetics Inc.

Corautus Genetics Inc. Announces Boston Scientific
Transactions and Separate Private Investment to Result in
Proceeds of $23 Million

ATLANTA, June 28 /PRNewswire-FirstCall/ -- Corautus Genetics Inc. (Nasdaq: VEGF - News) announced today that Boston Scientific Corporation (NYSE: BSX - News) and separately a group of private investors have agreed to purchase approximately 4.7 million shares of common stock for approximately $18 million. In addition, Boston Scientific has amended its loan agreement with Corautus making $5 million in loan proceeds immediately available, which will bring the total proceeds from these transactions to $23 million.

The transaction with the private investors has closed, with Corautus receiving approximately $10 million of proceeds on the sale of approximately 2.6 million shares of common stock. The stock transaction with Boston Scientific has closed in escrow, subject only to Corautus stockholder approval.

Upon Corautus stockholder approval, Boston Scientific will purchase 2.1 million shares of common stock at $3.80 per share for proceeds to Corautus of $8 million. The price per share of $3.80 was the closing price of Corautus common stock on the day the companies agreed to the deal in principle, subject to final negotiation and completion of documents. The price per share of the placement with private investors was also $3.80. After considering the additional new private investment, Boston Scientific’s voting ownership in Corautus will be approximately 17%. Prior to the additional private investment and upon the release of the escrowed proceeds, Boston Scientific would have owned 19% of Corautus’ outstanding voting stock.

In the loan transaction, Boston Scientific modified the terms of a convertible debt facility under a loan agreement established between the companies in July 2003 such that the final $5 million became available to Corautus immediately.

The existing distribution agreement between Corautus and Boston Scientific was also modified as a part of the transaction. Boston Scientific will be the exclusive distributor of Corautus’ VEGF-2 gene product candidate at such time as the product is licensed by the FDA. The modification will slightly reduce the percentage of commercial sales revenues received by Corautus from Boston Scientific from sales of Corautus’ product. Even with this reduction and consistent with prior disclosures, Corautus will continue to receive at least one-third of the sales price of its product after all royalties and transfer prices. Under the distribution agreement, Boston Scientific is providing the sales, marketing and distribution functions; accordingly, such expenses will not be deducted from Corautus’ gross margin.

Richard E. Otto, Chief Executive Officer of Corautus stated, “We are proud to announce such a strong showing of support and confidence by Boston Scientific and the private investors in Corautus. Boston Scientific will become our largest voting shareholder and will have provided $33 million in cash to Corautus over the past two years. The cash is in addition to the significant resources committed by Boston Scientific to support our ongoing GENASIS Phase IIb clinical trial, which includes providing the Stiletto(TM) catheters used to deliver VEGF-2, physician training and other clinical support.”

“We also are very pleased to have completed a significant sale of common stock to a group of private investors. Very importantly, with funds from these transactions, we expect to have sufficient cash to fund our projected operations through 2006, including expenditures related to the GENASIS trial, the manufacturing costs for VEGF-2 for a Phase III trial, and the initial costs related to conducting a planned Phase III clinical trial.”

Mr. Otto added, “Given the current difficult capital market conditions, we are particularly gratified that our shareholders have benefited from our ability to conclude these transactions, and without issuing dilutive warrants and paying placement fees. The savings add significantly to our shareholder value and to funds available to support our clinical research initiatives.”

Corautus’ cardiac therapy, which is considered regenerative medicine, seeks to treat the underlying causes of severe coronary artery disease through direct injection of VEGF-2 into ischemic cardiac muscle. Based on data from completed Phase I and IIa clinical trials, Corautus believes that VEGF-2 introduced into ischemic cardiac muscle will stimulate the growth of new blood vessels, improve cardiac function and reduce the debilitating pain associated with severe angina. The VEGF-2 is delivered via a non-viral vector system in which the naked DNA plasmid is injected directly into the tissue where the gene transfer occurs. Corautus believes that there are several advantages to this approach compared with other gene transfer delivery systems including minimal side effects and the fact that the gene is not inserted into the genome.

About the GENASIS Trial

GENASIS is a randomized, double-blinded, dose-ranging and placebo- controlled Phase IIb clinical trial, which will enroll 404 patients with Class III or IV angina that are not suitable candidates for traditional revascularization procedures. The GENASIS trial will be conducted in approximately 30 leading cardiac medical centers throughout the United States. Completion of enrollment is expected in the first quarter of 2006.

In the GENASIS trial, defined doses of VEGF-2 in the form of “naked” plasmid DNA, a non-viral delivery vector, are delivered to diseased heart muscle tissue via the Boston Scientific Corporation (NYSE: BSX - News) Stiletto(TM) endocardial direct injection catheter system. The injection procedure is performed by a cardiologist in a standard cardiac catheterization laboratory.

VEGF-2 is a naturally occurring growth factor that is believed to promote the development of supplemental collateral blood vessels, a process known as therapeutic angiogenesis. Once administered, the DNA plasmid appears to be taken up and expressed by myocardium near the injection site. Inside the cell, the DNA plasmid then enters the nucleus of the cell without a requirement of incorporation into the genomic DNA. The Phase IIb clinical trial expects to see the effect of the expression of DNA-encoded VEGF-2, which in turn stimulates the growth of new blood vessels by promoting the migration and proliferation of endothelial cells in the heart.

About Corautus Genetics Inc.

Corautus Genetics Inc. is a clinical-stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor-2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. For more information, please visit http://www.corautus.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as stockholder approval, projections about our ongoing clinical trial, including its costs, potential benefits from manufacturing agreements, the potential benefits from previous clinical trials, sufficient and timely enrollment of suitable patients in our clinical trial, future results of operations or our financial condition, adequacy of funding, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ 2004 Annual Report on Form 10-K which was filed on March 22, 2005, which are incorporated by reference into this press release.

CONTACTS:
Corautus Genetics Inc.	Lippert/Heilshorn & Associates
Jack W. Callicutt	Kim Golodetz (kgolodetz@lhai.com)
(404) 526-6210	(212) 838-3777
jcallicutt@corautus.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100